Exhibit 99.12

Longitudinal Gene Expression Profiling Reveals Down-regulation of BCR Signaling-related Genes in Chronic Lymphocytic Leukemia (CLL) Patients Treated with Ibrutinib plus Rituximab

Julia Hoellenriegel1, Elena Hartmann2, Andreas Rosenwald2, Susan O’Brien1, Michael J. Keating1, William G. Wierda1, Joseph J. Buggy3, and Jan A. Burger1

1 Department of Leukemia, The University of Texas M.D. Anderson Cancer Center, Houston, TX, USA
2 Institute of Pathology, University of Würzburg, Würzburg, Germany
3 Pharmacyclics, Inc., Sunnyvale, CA, USA

Bruton’s tyrosine kinase (BTK) is a central component of B-cell-receptor (BCR) signaling and therefore essential for normal B-cell development. BTK plays an important role in several B cell malignancies by mediating interactions with the tumor microenvironment and promoting survival and proliferation of CLL cells. Ibrutinib, an oral BTK inhibitor, disrupts the crosstalk with the tumor microenvironment, including inhibition of BCR and NFkB pathway signaling, CLL cell migration, as well as chemokine and cytokine secretion. The aim of the present study was to analyze gene expression profile (GEP) changes induced in high-risk CLL patients during therapy with ibrutinib in combination with rituximab in an ongoing Phase 2 clinical trial. In this trial, high-risk CLL patients were defined as patients who have 17p or 11q deletion, TP53 mutations, or a short remission duration of less than 3 years after first-line chemo-immunotherapy.

In eight patients treated on this protocol, we profiled the GEP of CD19-purified CLL cells before treatment, and after 7 days, and 28 days of ibrutinib plus rituximab therapy.  When compared to pre-treatment samples, we noted a relatively homogeneous gene expression response of CLL cells during therapy. The most notable change of GEP in CLL cells during ibrutinib treatment was down-regulation of BCR-related gene signatures, indicating inhibitory effects on BCR signaling with down-regulation of CCL3, EGR3 and OAS3 as some of the most prominent BCR target genes. GEP of CLL cells after co-culture with nurse like cells (NLC) revealed an expression signature that was strikingly similar to GEP of CLL cells isolated from lymph node tissue (Burger et al., Blood 2009, Herishanu et al., Blood 2011). We compared GEP of CLL cells in NLC co-culture with GEP of CLL cells during ibrutinib therapy and noted a mirror-image down-regulation of genes in ibrutinib-treated CLL cells that were up-regulated by NLC co-culture. 7 out of the top 10 genes that were up-regulated by NLC were at least two-fold down regulated after ibrutinib plus rituximab treatment. Furthermore we were able to indentify down-regulated BCR pathway signature genes (OAS3, DUSP2, LILRA4, EGR3) and NFkB pathway signature genes (CCND2, CCL3, RGSI, DUSP2). These findings were corroborated by demonstration of robustdownregulation of CCL3 protein levels in plasma samples of CLL patients during ibrutinib plus rituximab treatment.

Collectively, our results demonstrate that ibrutinib plus rituximab therapy induces early, robust and homogeneous changes in GEPs that are a mirror image of genes up-regulated in NLC co-culture and in lymphatic tissues from CLL patients. Key down-regulated genes are involved in the BCR- and NFkB pathways, indicating that these pathways are the primary targets of ibrutinib therapy in CLL patients. Longer-term longitudinal GEP analysis may help to dissect the signaling pathways utilized by CLL cells that persist during ibrutinib therapy and hence may uncover clues for rational combination therapy.